EXHIBIT 10.2

FORM OF

TAX ALLOCATION AGREEMENT

TAX ALLOCATION AGREEMENT (this “Agreement”), dated as of                     , 2007, among Abraxis BioScience, Inc. (f/k/a Generico Holdings, Inc.), a Delaware corporation (“Gholdco”), Generico LLC, a Delaware limited liability company (“Generico”) (Gholdco and Generico, collectively, the “Generico Parties”), New Abraxis, Inc., a Delaware corporation (“New Alpha”), and New Abraxis, LLC, a Delaware limited liability company (“New Alpha LLC”) (New Alpha and New Alpha LLC, collectively, the “Alpha Parties”).

RECITALS

WHEREAS, prior to the Alpha Merger, the corporation formerly known as Abraxis BioScience, Inc. (“Alpha”) was the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”), which currently files consolidated federal Income Tax Returns (the “Affiliated Group”);

WHEREAS, on the date hereof, Alpha merged (the “Alpha Merger”) with and into New Alpha LLC, whereby each issued and outstanding share of common stock, $0.001 par value per share, of Alpha (other than shares held by Alpha in treasury) was converted into one share of common stock, par value $0.001 per share, of Gholdco (the “Gholdco Common Stock”), with New Alpha LLC being the surviving entity in the Alpha Merger and all of its membership interests held by Gholdco and Gholdco changed its name to Abraxis BioScience, Inc.;

WHEREAS, as a consequence of the Alpha Merger, Alpha ceased to exist and Gholdco became the common parent of the Affiliated Group;

WHEREAS, pursuant to the Separation Agreement dated as of the date hereof between the Generico Parties and the Alpha Parties (as may be amended from time to time in accordance with its terms, the “Separation Agreement”), Gholdco will distribute to its stockholders on a pro rata basis, all of the issued and outstanding shares of New Alpha common stock (“New Alpha Common Stock”) (as described more fully in the Separation Agreement, the “Share Distribution”);

WHEREAS, in connection with the transactions contemplated by the Separation Agreement, one or more of the Generico Group members will incur an aggregate of up to $1.0 billion of indebtedness, the “Debt Financing”;

WHEREAS, the parties to this Agreement intend that (i) the Alpha Merger will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code, (ii) following the Alpha Merger, Gholdco, as the “successor” to Alpha for Tax purposes, became the common parent of the Affiliated Group; (iii) the New Alpha Contribution and the Cash Contribution followed by the Share Distribution will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(D) of the Code; and (iv) the Share Distribution will qualify as a distribution eligible for nonrecognition under Sections 355(a) and 361(c) of the Code;

WHEREAS, after the Distribution Date (as defined in the Separation Agreement), neither New Alpha, New Alpha LLC nor any of the Alpha Subsidiaries (as hereinafter defined) will be a member of the Affiliated Group for federal income tax purposes, at all times from its formation through the Distribution Date, New Alpha LLC will be disregarded as an entity separate from New Alpha for U.S. federal income tax purposes, and at all times from its formation through the Distribution Date, Generico will be disregarded as an entity separate from New Alpha or Gholdco for U.S. federal income tax purposes;

WHEREAS, after the Share Distribution the Affiliated Group shall continue and Gholdco shall be treated as the common parent of the Affiliated Group for federal income tax purposes; and

WHEREAS, the Generico Group and the Alpha Group (as hereinafter defined) desire on behalf of themselves and their successors to set forth their rights and obligations with respect to Taxes due for periods before, on and after the Distribution Date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. General. Capitalized terms used in this Agreement have the meanings set forth in this Agreement, or, when not so defined, in the Separation Agreement. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” has the meaning set forth in the Separation Agreement.

“Affiliated Group” has the meaning set forth in the first recital.

“Agreement” means this Tax Allocation Agreement as the same may be amended from time to time.

“Alpha” has the meaning set forth in the first recital.

“Alpha Business” has the meaning set forth in the Separation Agreement.

“Alpha Group” means New Alpha, New Alpha LLC and the Alpha Subsidiaries.

“Alpha Indemnified Parties” has the meaning set forth in the Separation Agreement.

“Alpha Merger” has the meaning set forth in the second recital.

“Alpha Parties” has the meaning set forth in the preamble.

“Alpha Separate Group Basis” means, in the case of any Covered Group Return, the amount of Covered Group Taxes for such Covered Group Return that would have been due if the underlying Covered Group conducted solely the Alpha Business and did not conduct the Generico Business and was computed (i) by taking into account elections and accounting methods actually used in computing the Covered Group Taxes for such Covered Group Return and (ii) with such other adjustments as are contemplated by this Agreement.

“Alpha Subsidiary” means each direct and indirect Subsidiary of Alpha immediately after the Distribution.

“Alpha Taxes” means all Taxes to the extent related to the Alpha Business. The amount of Alpha Taxes for the 2007 taxable year shall be deemed to be zero.

“Claim” has the meaning set forth in Section 3.03.

“Code” has the meaning set forth in the first recital.

“Combined Return” has the meaning set forth in Section 2.14.

“Controlling Party” means the party described as the Controlling Party in accordance with Section 3.01.

“Covered Group” means, the group of Persons that join in the filing of a Covered Group Return.

“Covered Group Return” means any Tax Return (including any consolidated, combined, or unitary Tax Return) that includes both Alpha Taxes and Generico Taxes for a period that ends prior to or includes the Distribution Date.

“Covered Group Taxes” means any Taxes reportable on a Covered Group Return.

“Debt Financing” has the meaning set forth in the fifth recital.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Filing Party” has the meaning set forth in Section 2.09.

“Final Determination” means with respect to any issue (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal, (b) a closing agreement (whether or not entered into under Section 7121 of the Code) or any other binding settlement agreement (whether or not with the IRS) entered into in connection with or in contemplation of an administrative or judicial proceeding, (c) the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer available, or (d) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

“Generico” has the meaning set forth in the preamble.

“Generico Business” has the meaning set forth in the Separation Agreement.

“Generico Group” means Gholdco, Generico and the Generico Subsidiaries.

“Generico Indemnified Parties” has the meaning set forth in the Separation Agreement.

“Generico Parties” has the meaning set forth in the preamble.

“Generico Subsidiary” means each direct and indirect Subsidiary of Generico other than a member of the Alpha Group.

“Generico Tainting Act” means:

(a) any action (or failure to take any reasonably available action) after the Distribution Date by any of the Generico Parties or any Affiliate of the Generico Parties other than an action contemplated by any of the Transaction Agreements;

(b) any acquisition or other transaction involving the equity of any member of the Generico Group (other than the distribution of the New Alpha Common Stock in the Share Distribution); or

(c) any Prohibited Act performed by any of the Generico Parties or any Affiliate of the Generico Parties;

“Generico Taxes” means all Taxes to the extent related to the Generico Business.

“Gholdco” has the meaning set forth in the preamble.

“Gholdco Common Stock” has the meaning set forth in the second recital.

“Governmental Entity” has the meaning set forth in the Separation Agreement.

“Income Tax” means any Tax measured by or imposed on or in lieu of net income.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Indemnifiable Losses” has the meaning set forth in the Separation Agreement.

“Indemnified Parties” has the meaning set forth in Section 3.02(b).

“Independent Firm” has the meaning set forth in Article VI.

“IRS” means the United States Internal Revenue Service.

“Liable Party” has the meaning set forth in Section 2.09.

“New Alpha” has the meaning set forth in the preamble.

“New Alpha Common Stock” has the meaning set forth in the fourth recital.

“New Alpha LLC” has the meaning set forth in the preamble.

“Person” has the meaning set forth in the Separation Agreement.

“Post-Distribution Period” means any Taxable year or other Taxable period beginning after the Distribution Date and, in the case of any Taxable year or other Taxable period that begins on or before and ends after the Distribution Date, that part of the Taxable year or other Taxable period that begins at the beginning of the day after the Distribution Date.

“Pre-Distribution Period” means any Taxable year or other Taxable period that ends on or before the close of the Distribution Date and, in the case of any Taxable year or other Taxable period that begins on or before and ends after the Distribution Date, that part of the Taxable year or other Taxable period through the close of the Distribution Date.

“Prior Payments” means, for any type of Tax Return and any Taxable year, all payments previously made to a Governmental Entity in respect of such Tax Return for such Taxable year and the amount of any overpayment for a prior Taxable period that is creditable against the liability reportable on such Tax Return for such Taxable year.

“Private Letter Ruling” has the meaning set forth in the Separation Agreement.

“Prohibited Acts” has the meaning specified in Section 4.02(a).

“Restricted Period” has the meaning specified in Section 4.02(a).

“Restructuring Taxes” means any Taxes (and other liabilities, including, without limitation, liability to stockholders and the costs of defending against the imposition of such Taxes and other liabilities) of any member of the Generico Group or the Alpha Group arising from or attributable to one or more of the Transactions, including but not limited to (a) any failure of the Share Distribution to constitute a tax-free distribution under Section 355 and Section 368(a)(1)(D) of the Code, or (b) any failure of any stock of New Alpha to qualify as “qualified property” within the meaning of Section 355(c)(2) or Section 361(c)(2) of the Code because of the application of Section 355(d) or Section 355(e) of the Code to the Share Distribution.

“Ruling Request” means the ruling request and any other materials (including the attachments and supplemental submissions to the IRS) delivered or deliverable by the Alpha Parties and others in connection with the issuance by the IRS of the Private Letter Ruling.

“Separation Agreement” has the meaning set forth in the fourth recital.

“Share Distribution” has the meaning set forth in the fourth recital.

“Straddle Period” has the meaning set forth in Section 2.05.

“Subsidiary” means, when used with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) has the meaning set forth in the Separation Agreement.

“Tax Carryover Attribute” has the meaning specified in Section 2.08.

“Tax Liability Issue” has the meaning set forth in Section 3.02(b).

“Tax Return” means any return, report or similar statement filed or required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Transaction Taxes” has the meaning set forth in Section 2.04(b).

ARTICLE II

TAX RETURNS, TAX PAYMENTS AND TAX SHARING OBLIGATIONS

SECTION 2.01. Obligations to File Tax Returns.

(a) Gholdco shall prepare and timely file or cause to be timely filed all Tax Returns with respect to any member of the Alpha Group or the Generico Group that are due (after taking into account any extensions properly filed) before the Distribution Date.

(b) From and after the Distribution Date, Gholdco shall prepare and timely file or cause to be timely filed (i) all Covered Group Returns and (ii) any Tax Returns that relate solely to the Generico Business (including all Income Tax Returns with respect to one or more members of the Generico Group that do not include any members of the Alpha Group).

(c) From and after the Distribution Date, New Alpha shall prepare and timely file or cause to be timely filed any Tax Returns that relate solely to the Alpha Business (including all Income Tax Returns with respect to one or more members of the Alpha Group that do not include any members of the Generico Group).

(d) All Covered Group Returns and all other Tax Returns relating to (i) any member of the Generico Group for Taxable years or periods ending on or before or including the Distribution Date and (ii) any member of the Alpha Group that are required to be filed by Gholdco pursuant to this Agreement, shall (to the extent permitted by Applicable Laws) be prepared on a basis consistent with the elections, methods of accounting, positions, conventions and principles of taxation and the manner in which any Tax item or other information is reported as reflected in comparable Tax Returns filed before the date of this Agreement, provided that a different method can be used (x) if it would not materially increase Taxes for which the Alpha Group would be responsible under this Agreement or (y) with the prior written consent of New Alpha (such consent not to be unreasonably withheld). The preceding sentence shall not apply to the extent (i) otherwise contemplated or required by the Ruling Request or Private Letter Ruling, or (ii) necessary to comply with any change in Applicable Laws. Consent shall not be considered unreasonably withheld within the meaning of the second preceding sentence if such different method would increase Taxes for which the Alpha Parties would be responsible under this Agreement and for which Gholdco does not compensate the Alpha Parties. Gholdco shall (A) make available to New Alpha any Tax Return it is responsible for filing pursuant to Section 2.01(a) at least 30 calendar days prior to filing, provided that New Alpha shall supply Gholdco with all information regarding any member of the Alpha Group necessary for preparing such Return at least 90 calendar days prior to the due date (taking into account any available extensions) for filing such Return, and (B) make reasonable revisions to any such Tax Return that are requested by New Alpha.

(e) Gholdco, New Alpha, or Alpha, as the case may be, shall bear 100% of out-of-pocket costs, including accountants’ and attorneys’ fees, incurred in preparing any Tax Returns it is responsible for preparing and filing under Section 2.01.

SECTION 2.02. Obligation to Remit Taxes.

Gholdco and New Alpha shall each timely remit or cause to be timely remitted any Taxes due in respect of any Tax Return it is required to file or cause to be filed pursuant to Section 2.01.

SECTION 2.03. Tax Indemnity; Prior Agreements; Refunds.

(a) From and after the Distribution Date, the Alpha Parties shall indemnify, defend, and hold harmless the Generico Indemnified Parties from and against, any and all Indemnifiable Losses incurred or suffered by one or more of the Generico Indemnified Parties in connection with, relating to, arising out of, or due to, directly or indirectly, (i) any Alpha Taxes (including, for the avoidance of doubt, any Alpha Taxes arising from a redetermination thereof from an audit or examination of a Pre-Distribution Period or

Straddle Period); and (ii) any amount for which New Alpha is liable under Section 2.04. Any amount payable by the Alpha Parties to the Generico Parties with respect to any Tax pursuant to this Section 2.03(a) shall be reduced by any direct or indirect payments made by the Alpha Parties or any Alpha Affiliate with respect to such Tax after the Distribution Date to any Generico Indemnified Party and by any Prior Payments made by or on behalf of the Alpha Parties. The portion of a Prior Payment that is deemed to be on behalf of the Alpha Parties shall be the portion which bears the same proportion to the Prior Payment as the portion of Covered Group Taxes to which the Prior Payment relates that constitute Alpha Taxes bears to the amount of Covered Group Taxes to which the Prior Payment relates for the taxable year. As an example, if the amount of notional Taxes that constitute Alpha Taxes for the period beginning on January 1, 2007 and ending on the Distribution Date was $20X and the amount of notional Taxes that constitute Generico Taxes for the same period was $30X, then 40 percent of any estimated Tax payments made with respect to that period shall be deemed to have been made on behalf of the Alpha Parties.

(b) From and after the Distribution Date, the Generico Parties shall indemnify, defend, and hold harmless the Alpha Indemnified Parties from and against, any and all Indemnifiable Losses incurred or suffered by one or more of the Alpha Indemnified Parties in connection with, relating to, arising out of, or due to, directly or indirectly, (i) any Generico Taxes (including, for the avoidance of doubt, any Generico Taxes arising from a redetermination thereof from an audit or examination of a Pre-Distribution Period or Straddle Period); and (ii) any amount for which Gholdco is liable under Section 2.04. Any amount payable by the Generico Parties to the Alpha Parties with respect to any Tax pursuant to this Section 2.03(b) shall be reduced by any direct or indirect payments made by the Generico Parties or any Generico Affiliate with respect to such Tax after the Distribution Date to any Alpha Indemnified Party and by any Prior Payments made on behalf of the Generico Parties. The portion of a Prior Payment that is deemed to be on behalf of the Generico Parties shall be the portion which bears the same proportion to the Prior Payment as the portion of Covered Group Taxes to which the Prior Payment relates that constitute Generico Taxes bears to the amount of Covered Group Taxes to which the Prior Payment relates for the taxable year.

(c) Any and all prior Tax sharing agreements or practices between the Generico Parties or any Gholdco Subsidiary, on the one hand, and the Alpha Parties or any Alpha Subsidiary, on the other hand, shall automatically be terminated as of the Distribution Date (other than any such agreements set forth in the Transaction Agreements).

(d) From and after the Distribution Date, New Alpha shall be entitled to any refund of or credit for Alpha Taxes, provided that the Generico Parties shall be entitled to receive and retain any refund of Taxes to the extent such refund is attributable to a Tax Carryover Attribute relating to the Generico Business. From and after the Distribution Date, Gholdco shall be entitled to any refund of or credit for Generico Taxes.

SECTION 2.04. Restructuring Taxes; Other Taxes Relating to the Share Distribution.

(a) Except as otherwise provided in Section 4.02(c) and in the next sentence of this Section 2.04(a), the Alpha Parties shall be liable for 100% of any Restructuring Taxes. The Generico Parties shall be liable for any Restructuring Taxes that are imposed as a result of a Generico Tainting Act.

(b) Notwithstanding Section 2.04(a), the Generico Parties shall be liable for 50% and the Alpha Parties shall be liable for 50% of any sales, transfer, value added or other similar Taxes or fees (including all real estate, transfer Taxes, real estate recording fees, patent, copyright, and trademark recording fees and similar items relating to patents, copyrights and trademarks, but excluding Restructuring Taxes) payable in connection with the transactions contemplated by the Separation Agreement (the “Transaction Taxes”). The parties agree to timely sign and deliver such certificates or forms as are requested by the other party and may be necessary or appropriate to enable such party to file promptly and timely the Tax Returns for such Transaction Taxes with the appropriate Taxing authorities and remit payment of the Transaction Taxes.

SECTION 2.05. Straddle Periods.

(a) The portion of any Covered Group Taxes constituting Alpha Taxes shall be computed on an Alpha Separate Group Basis. The remaining portion of any Covered Group Taxes shall constitute Generico Taxes.

(b) Any Tax (including escheat liability) other than Covered Group Taxes (which Taxes are addressed in Section 2.05(a) above) shall constitute (i) an Alpha Tax to the extent it relates to the Alpha Business (including any Tax relating to the Alpha Business attributable to a Pre-Distribution Period for which Gholdco is liable as the “successor” to Alpha for Tax purposes) and (ii) a Generico Tax to the extent it relates to the Generico Business.

SECTION 2.06. Pre-Closing vs. Post Closing Issues.

(a) Notwithstanding any other provision of this Agreement, any amount arising by virtue of (i) the exercise after the Distribution Date of any compensatory option to acquire New Alpha Common Stock or Gholdco Common Stock or (ii) the vesting after the Distribution Date of any restricted stock units in New Alpha or Gholdco shall be deductible by Gholdco, if the holder of such option or restricted stock unit was employed by Gholdco or a subsidiary of Gholdco from the date such option or restricted stock unit was granted through the date of exercise or vesting, as applicable, and deductible by New Alpha, if the holder of such option or restricted stock unit was employed by New Alpha or a subsidiary of New Alpha from the date such option or restricted stock unit was granted through the date of exercise or vesting, as applicable, in each case except as otherwise determined by the IRS in the Private Letter Ruling or a Final Determination.

(b) To the extent required by Applicable Laws, the Taxable year of each member of the Alpha Group shall close at the close of the Distribution Date and the Taxable income of such year for Income Tax purposes shall be computed taking into account the principles of Treasury Regulation Section 1.1502-76(b) or of a corresponding provision under the laws of an applicable state, local, municipal or foreign jurisdiction, except that no “ratable allocation election” for extraordinary items as defined thereunder will be made.

SECTION 2.07. Tax Attributes.

(a) Tax benefit carryforwards to Post-Distribution Periods, including net operating loss carryforwards, net capital loss carryforwards, foreign Tax credit carryforwards and research and development credit carryforwards shall be computed and allocated between the Alpha Business and the Generico Business based on the group that generated such item, except to the extent otherwise provided under Applicable Laws. To the extent that a Tax benefit relates to the Alpha Business but cannot as a matter of law be so allocated, the amount of such Tax benefit shall reduce any payment obligation of the Alpha Parties under this Agreement. To the extent that the amount of any such Tax benefit exceeds any payment obligation of the Alpha Parties under this Agreement, the Generico Parties shall pay the amount of such excess to the Alpha Parties when a benefit from such Tax benefit is realized.

(b) The allocation of earnings and profits between Gholdco and the Alpha Parties shall be reasonably determined by New Alpha pursuant to Section 312(h) of the Code and the Treasury Regulations promulgated thereunder within six months of the Distribution Date.

SECTION 2.08. Carryback Provisions. Unless the parties otherwise agree in writing, the Alpha Parties and the Generico Parties shall elect and shall cause each of the Alpha Subsidiaries or Generico Subsidiaries to elect, where permitted by Applicable Laws, to carry forward any loss, credit or similar Tax attribute arising in a Post-Distribution Period, with respect to a Covered Group Return (“Tax Carryover Attribute”) that could, in the absence of such election, be carried back to a Pre-Distribution Period. Any refund or credit of Taxes resulting from the required carryback to a Covered Group Return of any Tax Carryover Attribute attributable to the Alpha Business arising in a Post-Distribution Period shall be for the account and benefit of New Alpha; provided, however, that Gholdco shall only be required to pay such amount to New Alpha at the time such amount is actually realized in cash, credit, refund or offset by the Generico Group after taking into account (i) all other Tax attributes of the Affiliated Group and (ii) any carryback of any Tax Carryover Attribute attributable to the Generico Business. Any refund, credit or offset of Taxes resulting from the carryback of any Tax Carryover Attribute attributable to the Generico Business arising in a Post-Distribution Period shall be for the account and benefit of Gholdco. If a member of the Alpha Group recognizes a

Tax Carryover Attribute that, under Applicable Laws, must be carried back to a Pre-Distribution Period during which Alpha or any Alpha Subsidiary joined in filing a Tax Return on a consolidated, combined, or unitary basis with one or more of Gholdco, Generico or any Gholdco Subsidiary, Gholdco shall, at the expense of New Alpha, file appropriate refund claims within a reasonable period after being requested by New Alpha to do so, unless such filing shall materially adversely affect the liability or any attributes of the Generico Parties or any of their Affiliates under this Agreement (including the ability of any member of the Generico Group to carry back a Tax attribute), in which case such filing shall be subject to Gholdco’s prior written consent (such consent not to be unreasonably withheld). If a refund claim for which the Alpha Parties have received payment from the Generico Parties is subsequently disallowed by the relevant Governmental Entity, the Alpha Parties shall promptly return such payment to the Generico Parties together with any interest, penalties and additions to Tax resulting from such disallowance.

SECTION 2.09. General Tax Payments. With respect to any Taxes for which one party (the “Liable Party”) is liable under Article II and that are to be remitted in connection with Tax Returns to be filed by the other party (the “Filing Party”) after the Distribution Date, the Liable Party shall make any payment of estimated Taxes no later than the fifth day after receipt of written request (but not before the fifth date preceding the due date for such payment) from the Filing Party setting forth the Filing Party’s good faith estimate of the Liable Party’s portion of the estimated Taxes to be remitted. Promptly after the date that the Tax Return for the Taxable period is due (including extensions), the Filing Party shall provide a written request to the Liable Party describing in reasonable detail the amount of any true-up payment owed to the Filing Party and to be made by the Liable Party or any true-up payment owed by the Filing Party to the Liable Party as a result of an overpayment by the Liable Party. A true-up payment shall be made no later than fifteen (15) days after receipt of the written request for the true-up payment.

SECTION 2.10. Other Payments. Other payments due to a party under Article II shall be due (a) in the case of the receipt or crediting of a refund, five (5) days after such receipt or crediting and (b) in the case of a Final Determination, or the completion of an audit, assessment or examination or similar event, two (2) days prior to the date payment is to be made to the Governmental Entity. In the case of a delay in payment, the party required to have made payment shall pay interest to the other party at a rate equal to the prime rate of Citibank, N.A. in effect on the date such payment was required to be made plus 2%.

SECTION 2.11. Payment Failures. If any party required to make a payment hereunder fails to make such payment when required by this Agreement (or, if no required time period is specified, within 10 Business Days of written request by the party to whom the payment is due), the amount due shall bear interest at a rate equal to the prime rate of Citibank, N.A. in effect on the date such payment was required to be made plus 2%.

SECTION 2.12. Notice. Gholdco and New Alpha shall give each other prompt written notice of any payment that may be due under this Agreement, provided that any failure to notify shall not cause any party to forfeit substantive rights, except to the extent the other party is materially prejudiced thereby. Any payment that may be due under this Agreement is to be made by wire transfer of immediately available funds to the account designated by Gholdco or New Alpha in such notice or by any other method as shall be agreed upon by Gholdco and New Alpha.

SECTION 2.13. Amended Tax Returns. From and after the Distribution Date, the Generico Parties shall not, and shall not permit any of their Affiliates to, file any amended Tax Return for any Pre-Distribution Period or Straddle Period without the prior written consent of New Alpha (such consent not to be unreasonably withheld) unless such amended Tax Return does not materially adversely affect the liability or any attributes of the Alpha Parties or any of their Affiliates under this Agreement or the Separation Agreement (including the ability of New Alpha to carry back a Tax Carryover Attribute in accordance with Section 2.08).

SECTION 2.14. Combined Tax Returns. From and after the Distribution Date, if the Generico Parties and the Alpha Parties shall be required to file a combined Tax Return in California (a “Combined Return”), (i) Gholdco shall prepare and timely file or cause to be timely filed such Combined Return; (ii) Gholdco shall timely remit or cause to be timely remitted any Taxes due in respect of such Combined Return; and (iii) the respective liability of each of the parties with respect to the Taxes due in respect of such Combined Return shall be determined in accordance with Cal. Code Regs., tit. 18, § 25106.5. The amount of the respective liability of the Alpha Parties shall be Alpha Taxes and the amount of the respective liability of the Generico Parties shall be Generico Taxes.

SECTION 2.15. Option Deductions.

(a) Except as otherwise required by law, upon the exercise of any option to purchase New Alpha stock from New Alpha, New Alpha shall claim any Tax deduction attributable to such exercise on its Tax Returns and no member of the Generico Group shall claim such deduction on its Tax Returns. Except as otherwise required by law, upon the exercise of any option to purchase Gholdco stock from Gholdco, Gholdco shall claim any Tax deduction attributable to such exercise on its Tax Returns no member of the Alpha Group shall claim such deduction on its Tax Returns.

(b) Section 2.15(a) shall apply mutatis mutandis to other equity-based compensation, including restricted stock.

ARTICLE III

TAX AUDITS

SECTION 3.01. Controlling Party. Except as otherwise provided in this Agreement, Gholdco shall be the Controlling Party with respect to any Covered Group

Tax relating to the Generico Business and New Alpha shall be the Controlling Party for any Covered Group Taxes relating to the Alpha Business. The Controlling Party with respect to any Covered Group Tax shall have the right to control the conduct and disposition of all audits or other proceedings with respect to such Covered Group Tax, provided that New Alpha shall (subject to the other provisions of this Agreement) have the right to conduct and lead any audit or other proceedings relating to any Restructuring Taxes, unless such Restructuring Taxes are imposed as a result of a Generico Tainting Act, in which case the Alpha Parties and the Generico Parties shall jointly control the conduct and disposition of any audit or other proceedings with respect to such Restructuring Taxes, at the expense of the Generico Parties.

SECTION 3.02. Tax Contest Procedures. The Controlling Party shall have the right, in the Controlling Party’s reasonable discretion, to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any Tax controversy, including (without limitation) any audit, protest, or claim for refund, competent authority proceeding and litigation in Tax Court or any other court of competent jurisdiction (a “Tax Controversy”), with respect to any Taxes for which the Controlling Party is responsible as set forth in Section 3.01. Such control rights shall extend to any matter pertaining to the management and control of a Tax Controversy, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item and the non-Controlling Party shall issue to the Controlling Party any powers of attorney or consents as are necessary to permit the Controlling Party to exercise such rights. Any costs incurred in the handling or contesting of a Tax Controversy shall be borne by the Controlling Party.

ARTICLE IV

COOPERATION

The following provisions shall apply from and after the Distribution Date.

SECTION 4.01. Inconsistent Actions. Each party hereto agrees to, and to cause each of its Affiliates to, (a) report the Alpha Merger as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code, the Alpha Contribution followed by the Share Distribution as a tax-free reorganization within the meaning of Section 368(a)(1)(D) of the Code, and the Share Distribution as a distribution qualifying for nonrecognition under Sections 355(a) and 361(c) of the Code on all Tax Returns and other filings, (b) comply with and take no action inconsistent with the representations and covenants provided to the IRS in connection with obtaining the Private Letter Ruling, and (c) for the Restricted Period, not fail to be engaged in the conduct of the active trade or businesses relied upon for purposes of satisfying the requirements of Section 355(b) of the Code for purposes of the Private Letter Ruling. For all Post-Distribution Periods, each party to this Agreement agrees to, and to cause each of its Affiliates to, in the absence of a controlling change in Applicable Laws or circumstances, report on all Tax Returns the Tax consequences of the transactions undertaken pursuant to the Transaction Agreements in accordance with the positions taken with respect to such transactions to the extent reported on Covered Group Returns filed in respect of such transactions.

SECTION 4.02. Prohibited Acts.

(a) For 24 months following the Distribution Date (the “Restricted Period”), each of the Generico Parties and their Affiliates, on the one hand, and each of the Alpha Parties and its Affiliates, on the other hand, agree that they will not (i) redeem or otherwise repurchase any capital stock of Gholdco or New Alpha other than pursuant to open market stock repurchase programs meeting the requirements of Section 4.05(1)(b) of Rev. Proc. 96-30, 1996-1 C.B. 696, or (ii) enter into any agreements or arrangements with respect to transactions or events (including, but not limited to, capital contributions or acquisitions, entering into any partnership or joint venture arrangements, stock issuances, stock acquisitions, option grants, or a series of such transactions or events (but excluding the Share Distribution)), in the case of each of clauses (i) and (ii) above that, if considered part of a plan that includes the Share Distribution would result in one or more Persons acquiring, directly or indirectly, stock of Gholdco or New Alpha representing a “50-percent or greater interest” therein within the meaning of Section 355(d)(4) of the Code (any act inconsistent with the acts described in Section 4.01 hereof and any act described in clauses (i) and (ii) above, collectively, the “Prohibited Acts”). Notwithstanding the foregoing, the following shall not be considered a Prohibited Act: (v) the issuance of any compensatory options by Gholdco, (w) the issuance of any Gholdco stock pursuant to any Gholdco compensatory option or restricted stock unit, and (x) the repurchase of any Gholdco restricted stock, in each case described in clauses (v), (w) and (x), if such action satisfies the conditions of Treasury Regulation § 1.355-7(d)(8)(i), and (y) the issuance of stock to a retirement plan qualified under Section 401(a) or 403(a) of the Code in a transaction that satisfies the requirements of Treasury Regulation Section 1.355-7(d)(9). For the avoidance of doubt, any issuance of additional equity or rights to acquire new equity by Gholdco to new investors during the Restricted Period shall be considered a Prohibited Act.

(b) Notwithstanding the foregoing, a party may take any of the Prohibited Acts, subject to Section 2.04, if, (i) in the case of the Alpha Parties and their Affiliates, (A) New Alpha first obtains (at its expense) an opinion in form and substance reasonably acceptable to Gholdco of Fried, Frank, Harris, Shriver & Jacobson LLP or another nationally recognized law firm or “big four” accounting firm reasonably acceptable to Gholdco, which opinion may be based on usual and customary factual representations, or (B) at New Alpha’s request, Gholdco (at New Alpha’s expense) obtains a supplemental ruling from the IRS, or, (ii) in the case of Gholdco and its Affiliates, (A) Gholdco first obtains (at its expense) an opinion in form and substance reasonably acceptable to New Alpha of a nationally recognized law firm or “big four” accounting firm reasonably acceptable to New Alpha, which opinion may be based on usual and customary factual representations or (B) Gholdco (at its expense) obtains a supplemental ruling from the IRS, in each case that such Prohibited Act(s), and any transaction related thereto, should not affect (i) the qualification of the Share Distribution under Section 355 and Section 368(a)(1)(D) of the Code and (ii) the nonrecognition of gain to Gholdco in the Share Distribution. A party may also take any of the Prohibited Acts, subject to Section 2.04, with the written consent of the other party in the other party’s sole and absolute discretion. During the Restricted Period, the parties shall provide, and shall cause their respective Affiliates to provide, all information reasonably requested by the other party relating to any transaction involving an acquisition (directly or indirectly) of that party’s stock within the meaning of Section 355(e) of the Code. The parties hereto agree that the payment of monetary compensation would not be an adequate remedy to a breach of the obligations described in the Prohibited Acts, and each party consents to the issuance and entry of an injunction to prevent a breach of the obligations contained in the Prohibited Acts, subject to the waiver and consent described in the preceding sentence. New Alpha represents that, to its knowledge, from the date of this Agreement until the time of the Share Distribution, and except as contemplated by the Transaction Agreements, there will be no agreement, understanding, arrangement or substantial negotiations by Gholdco (or any of its Subsidiaries) concerning any acquisition of Gholdco stock for purposes of applying Treas. Reg. § 1.355-7(d)(3) and an opinion and/or ruling obtained in accordance with Section 4.02(b)(ii) may assume the accuracy of such representation.

(c) Notwithstanding anything in this Agreement to the contrary, a party shall be responsible for, and shall indemnify the other party and hold the other party harmless from, any Restructuring Taxes resulting from any Prohibited Act taken by such party or any of their Affiliates, regardless of whether the exception contained in Section 4.02(b) is satisfied with respect to such act.

SECTION 4.03. Cooperation with Respect to Tax Return Filings, Examinations and Tax Related Controversies. In addition to any obligations imposed pursuant to the Separation Agreement, each party shall fully cooperate with the other party and its representatives, in a prompt and timely manner, in connection with (i) the preparation and filing of and (ii) any inquiry, audit, redetermination, examination, investigation, dispute, or litigation involving, any Tax Return required to be filed by such other party pursuant to this Agreement. Such cooperation shall include, but not be limited to, (A) the execution and delivery to such other party of any power of attorney required to allow such other party and its counsel to participate in or control any inquiry, audit or other administrative proceeding and to assume the defense or prosecution, as the case may be, of any suit, action or proceeding pursuant to the terms of and subject to the conditions set forth in Article III, and (B) making available, during normal business hours, and within 15 days of any written request therefor, all books, records and information, and the assistance of all officers and employees, necessary or useful in connection with the preparation of any Tax return or any Tax inquiry, audit, redetermination, examination, investigation, dispute, litigation or any other matter. Any recoveries by the Generico Parties, the Alpha Parties, or any of their respective Affiliates against third parties (including awards for damages) relating to Restructuring Taxes shall be shared and allocated by the parties consistently with the allocation of the underlying Restructuring Taxes.

ARTICLE V

RETENTION OF RECORDS; ACCESS

The Alpha Group and the Generico Group shall retain all Information in accordance with Section 6.04 of the Separation Agreement. At or prior to the Distribution Date, New Alpha shall make available to Gholdco to copy all consolidated, combined and unitary Tax Returns of the Affiliated Group and all notes, workpapers, correspondence and other records related thereto.

ARTICLE VI

DISPUTES

From and after the Distribution Date, if New Alpha and Gholdco cannot agree on the calculation of any liability under this Agreement, or the interpretation or application of any provision under this Agreement, either party may provide to the other party written notice of intent to invoke the dispute resolution procedures of this Article VI. Within 10 days following the receipt of such written notice, New Alpha and Gholdco shall jointly retain a nationally recognized law firm or “big four” accounting firm, which firm is independent of both parties (the “Independent Firm”), to resolve the dispute. If the parties cannot jointly agree on an Independent Firm to resolve the dispute within the 10 day period, then each party shall select a nationally recognized law firm or “big four” accounting firm, which firm is independent of both parties, and both law or accounting firms shall jointly select an Independent Firm which shall make the determination under this Article VI. The Independent Firm shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon all parties involved. The Independent Firm shall determine the appropriate outcome based upon this Agreement with respect to each disputed item. The Independent Firm shall have 90 days from the date that it is selected in which to make such determinations, unless New Alpha and Gholdco mutually agree on an extension of such period or the Independent Firm, in its discretion, determines that an extension of such period is warranted by exceptional circumstances. New Alpha and Gholdco shall provide the Independent Firm with such information or documentation as the Independent Firm deems in its discretion to be necessary for it to make the determinations requested of it. Any determination by the Independent Firm shall be in writing. Following the decision of the Independent Firm, New Alpha and Gholdco shall each take or cause to be taken any action necessary to implement the decision of the Independent Firm. The fees and expenses relating to the Independent Firm shall be borne by the party that such Independent Firm determines has lost the dispute. Notwithstanding the foregoing, this Article VI shall not apply to any dispute arising under Section 2.04 or 4.02(c) with respect to the respective liability of the parties in the event Restructuring Taxes are imposed.

ARTICLE VII

SURVIVAL OF LIABILITIES

Notwithstanding any other provision in this Agreement, any liabilities under this Agreement shall survive for 60 days following any applicable statute of limitation; provided, however, that each party may continue to demand the full amount of payment to be made with respect to any such liabilities under this Agreement and such liabilities shall continue to survive until paid in full in accordance with this Agreement.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Entire Agreement; Construction. This Agreement, the Separation Agreement, and the Ancillary Agreements, including any annexes, schedules and exhibits hereto or thereto, and other agreements and documents referred to herein and therein, will together constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, with respect to such subject matter. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there is a conflict relating to Taxes between the provisions of this Agreement and the provisions of the Separation Agreement or any other Ancillary Agreements the provisions of this Agreement shall control.

SECTION 8.02. Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement will remain in full force and effect and survive the Distribution Date.

SECTION 8.03. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

SECTION 8.04. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) upon confirmation of receipt if delivered by telefacsimile, (iii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (iv) when received if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) If to New Alpha or New Alpha LLC, or prior to the Share Distribution, Generico or Gholdco:

Abraxis BioScience, Inc.

11755 Wilshire Boulevard

Suite 2000

Los Angeles, CA 90025

Fax: (310) 883-3138

Attention: General Counsel

with a copy to

Fried, Frank, Harris, Shriver & Jacobson LLP

1001 Pennsylvania Avenue, NW – Suite 800

Washington, DC 20004

Fax: (202) 639-7003

Attention: Alan S. Kaden

(b) If to Gholdco or Generico, to:

APP Pharmaceuticals, Inc.,

1501 East Woodfield Road, Suite 300E

Schaumburg, Illinois 60173

Fax: (847) 413-2652

Attention: President

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

SECTION 8.05. Payments. Any payment that may be due under this Agreement is to be made by wire transfer of immediately available funds to the account designated by the Alpha Parties or the Generico Parties in such notice or by any other method as shall be agreed upon by the Alpha Parties and the Generico Parties.

SECTION 8.06. Consent to Jurisdiction. Each of the Generico Parties and the Alpha Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof, the breach, performance, validity or invalidity hereof or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns may be brought and determined in any federal or state court located in the State of Delaware, and each of the Generico Parties and the Alpha Parties hereby irrevocably submits with regard to any such action or proceeding for themselves and in respect to their property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Generico Parties and the Alpha Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Applicable Laws, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 8.07. Amendments. This Agreement cannot be amended except by a written agreement executed by New Alpha and Gholdco.

SECTION 8.08. Assignment. No party to this Agreement will (or permit any of the members of its Group to) convey, assign or otherwise transfer any of its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the other parties in their sole and absolute discretion; provided that the Generico Parties may assign this Agreement and all of their rights hereunder to their lenders and debt providers for collateral security purposes. Any conveyance, assignment or transfer requiring the prior written consent of the other parties pursuant to this Section 8.08 that is made without such consent will be void ab initio. No assignment of this Agreement will relieve the assigning party of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The obligations of New Alpha and New Alpha LLC under this Agreement shall be binding upon any Person that acquires all or substantially all the assets or stock of New Alpha, whether by merger, amalgamation or consolidation, asset purchase, stock purchase or subscription or otherwise, and New Alpha shall not enter into any agreement for any such transaction that does not so expressly provide in writing. The obligations of Generico and Gholdco under this Agreement shall be binding upon any Person that acquires all or substantially all the assets or stock of Gholdco, whether by merger, amalgamation or consolidation, asset purchase, stock purchase or subscription or otherwise, and Gholdco shall not enter into any agreement for any such transaction that does not so expressly provide in writing.

SECTION 8.09. Captions; Currency. The article, section and paragraph captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Unless otherwise specified, all references herein to numbered articles or sections are to articles and sections of this Agreement and all references herein to schedules are to schedules to this Agreement. Unless otherwise specified, all references contained in this Agreement, in any schedule referred to herein or in any instrument or document delivered pursuant hereto to dollars or “$” shall mean United States Dollars.

SECTION 8.10. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby. If the economic or legal substance of the transactions contemplated hereby is affected in any manner adverse to any party as a result thereof, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

SECTION 8.11. Parties in Interest. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any Person not a party hereto, and no Person other than the parties hereto or their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement.

SECTION 8.12. Schedules. All schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Capitalized terms used in the schedules hereto but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

SECTION 8.13. Waivers; Remedies. Any agreement on the part of a party hereto to waive the performance by the other party of any of its covenants hereunder shall be valid only if set forth in a written instrument signed on behalf of such party. No failure or delay on the part of either the Generico Parties or the Alpha Parties in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either the Generico Parties or the Alpha Parties of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

SECTION 8.14. Counterparts. This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

SECTION 8.15. Performance. The Generico Parties will cause to be performed and hereby guarantee the performance of all actions, agreements and obligations set forth herein to be performed by any of their Subsidiaries. The Alpha Parties will cause to be performed and hereby guarantee the performance of all actions, agreements and obligations set forth herein to be performed by any of their Subsidiaries.

SECTION 8.16. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to pursue specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 8.17. Interpretation. Any reference herein to any federal, state, local, or foreign law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms “hereof”, “herein”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement and (c) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”.

SECTION 8.18. Mutual Drafting. This Agreement shall be deemed to be the joint work product of the Generico Parties and the Alpha Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

ABRAXIS BIOSCIENCE, INC. (f/k/a GENERICO HOLDINGS, INC.)

By:
Name:
Title:

GENERICO, LLC

By:
Name:

NEW ABRAXIS, LLC

By:
Name:
Title:

NEW ABRAXIS, INC.

By:
Name:
Title:

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